Exhibit 2.12

Description of Rights of Securities

Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of the last day of the respective fiscal year provided on the cover of the annual report on Form 20-F, Trip.com Group Limited (or “we,” “our,” “our company,” “us,” or the “Company”) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Title of each class	Trading symbol	Name of each exchange on which registered
American depositary shares (each representing one ordinary share, par value US$0.00125 per share)	TCOM	Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Ordinary shares, par value US$0.00125 per share	9961	The Stock Exchange of Hong Kong Limited

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective third amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as Exhibit 3.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on December 21, 2021.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each ordinary share has a par value of US$0.00125. The number of issued and outstanding ordinary shares as of the last day of our company’s respective fiscal year is provided on the cover of the annual report on Form 20-F (the “Form 20-F”) of our company. Our ordinary shares may be held in either certificated or uncertificated form. We will not issue our ordinary shares in bearer form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Ordinary Shares

General. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when entered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act.

Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless before or on the declaration of the result of, the show of hands, a poll is demanded. A poll may be demanded by the chairman of the meeting or any shareholder or shareholders collectively present in person or by proxy and holding at least ten percent in par value of the shares giving a right to attend and vote at the meeting.

A quorum required for a meeting of shareholders consists of at least two shareholders (or, if our company has only one shareholder, that one shareholder) holding (i) not less than ten per cent of the votes attaching to all issued and outstanding shares, for as long as our shares remain listed on The Stock Exchange of Hong Kong Limited, or (ii) otherwise not less than one-third of the issued and outstanding voting shares in our company, present in person or by proxy. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate not less than ten per cent in par value of our voting share capital for as long as our shares remain listed on The Stock Exchange of Hong Kong Limited. Advance notice of (i) at least 14 days, for as long as our shares remain listed on The Stock Exchange of Hong Kong Limited, or (ii) otherwise at least a seven-day notice is required for the convening of any of our shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for matters such as a change of name or amending the memorandum and articles of association. Holders of the ordinary shares may by ordinary resolution, among other things, make changes in the amount of our authorized share capital and consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital and cancel any authorized but unissued shares.

Liquidation If our company were to be wound up, the liquidator may, with the sanction of a special resolution of our company and any other sanction required by the Companies Act, divide amongst our shareholders in kind the whole or any part of the assets of our company (whether they consist of property of the same kind or not) and may for that purpose value any assets and determine how the division will be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, thinks fit, but so that no shareholder should be compelled to accept any asset upon which there is a liability.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on the terms that such shares are subject to redemption, at our option or at the option of the holders thereof on such terms and in such manner as may be determined, prior to the issue of such shares, by special resolution. Our company may also repurchase any of our shares (including redeemable shares) provided that the manner of such purchase has been authorized by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company shall, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Shareholder Rights Plan

On November 23, 2007, our board of directors declared a dividend of one ordinary share purchase right (a “Right”), for each of our ordinary shares outstanding at the close of business on December 3, 2007 pursuant to a rights agreement. As long as the Rights are attached to the ordinary shares, we will issue one Right (subject to adjustment) with each new ordinary share so that all such ordinary shares will have attached Rights. When exercisable, each Right will entitle the registered holder, except the acquirer that triggers the exercise of the Rights to purchase from us one ordinary share at a price of US$700 per ordinary share, subject to adjustment. As a result, the acquirer will be greatly diluted, and other existing shareholders who exercise the Rights will not be diluted, thereby effectively reducing the risk of a potential hostile takeover. On August 7, 2014, we entered into a First Amendment and, subsequently on the same day, a Second Amendment to the Rights Agreement dated as of November 23, 2007 between the Bank of New York Mellon and us. Through these two amendments, we (i) extended the term of our rights agreement for another ten years and the Rights will expire on August 6, 2024, subject to the right of our board of directors to extend the rights agreement for another ten years prior to its expiration; (ii) modified the trigger threshold of the Rights to allow more flexibility. Specifically, shareholders who file or are entitled to file beneficial ownership statement on Schedule 13G pursuant to Rule 13d-1(b)(1) of the Exchange Act, typically institutional investors with no intention to acquire control of the issuer, will be able to beneficially own up to 20% of our total outstanding shares before the Rights are triggered, while all other shareholders must maintain their beneficial ownership at a level below 10% of our total outstanding shares before the Rights are triggered, among other things; and (iii) included Booking Holdings Inc. (formerly known as the Priceline Group Inc.) (“Booking”), and its subsidiaries in the definition of “Exempt Person” under the then effective rights agreement as long as their beneficial ownership do not exceed 10% of our total outstanding shares. On May 29, 2015, October 26, 2015, and December 23, 2015, we entered into a Third Amendment, a Fourth Amendment, and a Fifth Amendment to the Rights Agreement with the Bank of New York Mellon, respectively, for the purposes of amending the definition of “Exempt Person.” Accordingly, in so far as Booking and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term “Exempt Person” will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt Person (excluding the number of our ADSs or the ordinary shares that are beneficially owned by Booking and any of its subsidiaries due to any such entity’s ownership or conversion of that certain note issued by us pursuant to a convertible note purchase agreement dated December 9, 2015 between a subsidiary of Booking and us) at all times does not exceed fifteen percent (15%) of the ordinary shares then outstanding in the aggregate and in so far as Baidu and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term “Exempt Person” will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the ordinary shares then outstanding in the aggregate. On August 30, 2019 and November 13, 2019, we entered into a Sixth Amendment and a Seventh Amendment to the Rights Agreement with the Bank of New York Mellon, respectively, for purposes of amending the definition of “Exempt Person.” Accordingly, in connection with the share exchange transaction with Naspers, Naspers, MIH Internet SEA Private Limited, and their respective subsidiaries have been included in the definition of “Exempt Person” to the extent that the number of ordinary shares beneficially owned by such Exempt Person at all times does not exceed eleven percent (11%) of the ordinary shares then outstanding in the aggregate, and removed Booking and its subsidiaries from the definition of “Exempt Person.”

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares. If at any time the share capital of our company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not our company is being wound-up and except where our articles of association or the Companies Act impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied either with the consent in writing of the holders of 75% of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares, other than the provisions contained in the Memorandum and Articles of Association to limit the ability of others to acquire control of our company or cause our company to engage in change-of-control transactions.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions in the Memorandum and Articles of Association. Some provisions of our current Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under Cayman Islands law applicable to our company, or under the Memorandum and Articles of Association, that require our company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures set out in the Companies Act, subject to certain exceptions. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary of it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a class action against, or derivative actions in the name of, our company to challenge:

•	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders,

•	act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and

•	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association require us to indemnify our officers and directors for losses, damages or liabilities incurred or sustained in the execution or discharge of his duties, powers, authorities or discretions as such unless such losses, damages or liabilities arise from dishonesty, willful neglect or default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow our shareholders holding not less than ten per cent. in par value of the capital of the Company attaching to the issued and outstanding shares of our company entitled to vote at general meetings, for as long as our shares remain listed on The Stock Exchange of Hong Kong Limited, to requisition a shareholder’s meeting, in which case our directors shall convene an extraordinary general meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director’s office shall be vacated if the director (i) gives notice to the Company that he resigns the office of director, (ii) if he absents himself (without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office, (iii) if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally, or (iv) if he is found to be or becomes of unsound mind. Subject to the foregoing sentence, each director shall hold office until the expiration of his term and until his successor shall have been elected and qualified in accordance with the Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with the fiduciary duties which they owe to the Company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transactions are bona fide in the best interests of the Company and are entered into for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of holders of 75% of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act, our Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Changes in Capital (Item 10.B.10 of Form 20-F)

Our shareholders may from time to time by ordinary resolution:

•	increase the share capital by such sum as the resolutions shall prescribe and with such rights, priorities and privileges annexed thereto, as our company in general meeting may determine;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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by subdivision of our existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount that is fixed by the Memorandum of Association or into shares without par value; or

•	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

The Bank of New York Mellon is acting as the depositary for the ADSs. The depositary’s corporate trust office is at 240 Greenwich Street, New York, New York 10286. Each ADS represents an ownership interest of one ordinary share (or a right to receive one ordinary share). The ADSs will also any represent other securities, cash or other property that may be held by the depositary. The depositary appointed the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited as the custodian to safe keep the securities on deposit.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. However, as a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

We are providing ADS holders with this summary of the deposit agreement. As an ADS holder, you should read this summary together with the deposit agreement and the form of ADR. This summary does not purport to be complete and is subject to and qualified in its entirety by the registration statement on Form F-6 in relation to our ADSs, as amended, including the exhibits thereto. For directions on how to obtain copies of those documents, see “Item 10. Additional Information – H. Documents on Display” of the Form 20-F. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Dividends and other distributions

The depositary has agreed to pay to you, as an ADS holder, the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained without excessively burdensome or otherwise unreasonable efforts, or there are foreign exchange controls in place that prohibit such transfer, the deposit agreement allows The depositary to distribute RMB only to those ADS holders to whom it is possible to do so. It will hold RMB it cannot convert for the account of the ADS holders who have not been paid. It will not invest RMB and it will not be liable for interest.

Before making a distribution, any withholding taxes that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. if the exchange rates fluctuate during a time when The depositary cannot convert RMB, you may lose some or all of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any ordinary shares we may distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new ordinary shares.

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Rights to purchase additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver the ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. In this case, the depositary may deliver the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

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Other distributions. The depositary will send to you anything else we distribute on deposited securities by means it thinks are legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, withdrawal and cancellation

The depositary will deliver ADSs if you or your broker deposits ordinary shares. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.

As an ADS holder, you may turn in your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the underlying ordinary shares to an account designated by you or at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting rights

As an ADS holder, you may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares and become registered as a shareholder of our company. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

•	describe the matters to be voted on; and

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explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. the depositary will try, in compliance with Cayman Islands law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct or as described below.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy to such person in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have a material and adverse impact on our shareholders.

Notices and reports

The depositary will make available for inspection by registered holders at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from our company, which are both (a) received by the depositary as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by our company. The depositary will also, upon our written request, send to the registered holders copies of such reports when furnished by our company pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by our company will be furnished in English.

Fees and expenses

Persons depositing or withdrawing shares must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion thereof)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.02 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.02(or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Converting foreign currency to U.S. dollars

• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, recapitalizations and mergers

If we:	Then:
• Changes the nominal or par value of our shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	The depositary may, and will if we ask it to, deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective as to outstanding ADSs 30 days after the depositary notifies ADS holders of the amendment:

•	adds or increases fees or charges, except for:

•	taxes and other governmental charges;

•	registration fees;

•	cable, telex or facsimile transmission costs;

•	delivery costs or other such expenses; or

•	prejudices any important right of ADS holders.

At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. In such case, the depositary must notify you at least 90 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

One year after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The depositary’s only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash. After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to the depositary.

Limitations on obligations and liability

The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing our obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary have agreed to indemnify each other under designated circumstances.

Requirements for depositary actions

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. Before the depositary will deliver the underlying ordinary shares to an account designated by you or register transfer of ADS, make a distribution on ADSs, or process a withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if the depositary or we think it advisable to do so.

Your right to receive the ordinary shares underlying your ADSs

You have the right to surrender your ADSs and withdraw the underlying ordinary shares at any time except:

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when temporary delays arise because: (1) the depositary or we have closed its or our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or (3) we are paying a dividend on the ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

The right of withdrawal may not be limited by any other provision of the deposit agreement.

Inspection of register of holders of ADSs

You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/ Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Conversion between ADSs and Ordinary Shares (Item 12.D.1 and 12.D.2 of Form 20-F)

Dealings and Settlement of Shares in Hong Kong

Our ordinary shares now trade on the Hong Kong Stock Exchange in board lots of 50 ordinary shares. Dealings in our ordinary shares on the Hong Kong Stock Exchange will be conducted in Hong Kong dollars.

The transaction costs of dealings in our Shares on the Hong Kong Stock Exchange include:

•	Hong Kong Stock Exchange trading fee of 0.005% of the consideration of the transaction, charged to each of the buyer and seller;

•	SFC transaction levy of 0.0027% of the consideration of the transaction, charged to each of the buyer and seller;

•	Accounting and Financial Reporting Council of Hong Kong transaction levy of 0.00015% of the consideration of the transaction, charged to each of the buyer and seller;

•	trading tariff of HK$0.50 on each and every purchase or sale transaction. The decision on whether or not to pass the trading tariff onto investors is at the discretion of brokers;

•	transfer deed stamp duty of HK$5.00 per transfer deed (if applicable), payable by the seller;

•	ad valorem stamp duty at a total rate of 0.26% of the value of the transaction, with 0.13% payable by each of the buyer and the seller;

•	stock settlement fee, which is currently 0.002% of the gross transaction value, subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per side per trade;

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brokerage commission, which is freely negotiable with the broker (other than brokerage commissions for IPO transactions which are currently set at 1% of the subscription or purchase price and will be payable by the person subscribing for or purchasing the securities); and

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the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of Shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong.

Investors must settle their trades executed on the Hong Kong Stock Exchange through their brokers directly or through custodians. For an investor who has deposited their ordinary shares in their stock account or in their designated CCASS participant’s stock account maintained with CCASS, settlement will be effected in CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to their broker or custodian before the settlement date.

Exchanges Between Shares Trading in Hong Kong and ADSs

In connection with the listing of our ordinary shares on the Hong Kong Stock Exchange, we have established a branch register of members in Hong Kong, or the Hong Kong Share Register, which is maintained by our Hong Kong Share Registrar, Computershare Hong Kong Investor Services Limited. Our principal register of members, or the Cayman share register, continues to be maintained by our principal share registrar, Maples Fund Services (Cayman) Limited.

All ordinary shares offered in the initial public offering of our ordinary shares in Hong Kong are registered on the Hong Kong Share Register in order to be listed and traded on the Hong Kong Stock Exchange. As described in further detail below, holders of ordinary shares registered on the Hong Kong Share Register are able to exchange these shares into ADSs, and vice versa.

Our ADSs

ADSs representing our ordinary shares are traded on Nasdaq. Dealings in ADSs on Nasdaq are conducted in U.S. dollars.

ADSs may be held either:

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directly: (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs registered in the holder’s name; or (ii) by having uncertified ADSs registered in the holder’s name; or

•	indirectly, by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC.

The depositary for the ADSs is The Bank of New York Mellon, whose principal executive office is located at 240 Greenwich Street, New York, New York 10286, United States.

Depositing ordinary shares trading in Hong Kong for delivery of ADSs

An investor who holds ordinary shares registered in Hong Kong and who intends to exchange them for ADSs to trade on Nasdaq must deposit or have his or her broker deposit the ordinary shares with the depositary’s Hong Kong custodian, The Hong Kong and Shanghai Banking Corporation Limited, Hong Kong, or the custodian, in exchange for ADSs.

A deposit of ordinary shares in exchange for ADSs involves the following procedures:

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If ordinary shares have been deposited with CCASS, the investor must transfer ordinary shares to the depositary’s account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed ADS delivery form to the custodian via his or her broker.

•	If ordinary shares are held outside CCASS, the investor must arrange for the deposit of his or her ordinary shares into CCASS and then proceed as described above.

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Upon payment of its fees and expenses and of any taxes or charges, such as stamp duties or stock transfer taxes or fees, if applicable, the depositary will register the corresponding number of ADSs in the name(s) requested by an investor and will deliver the ADSs as instructed in the ADS delivery form.

For ordinary shares deposited in CCASS, under normal circumstances, the above steps generally require two business days, provided that the investor has provided timely and complete instructions. For ordinary shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The investor will be unable to trade the ADSs until the procedures are completed.

Surrender of ADSs for delivery of ordinary shares trading in Hong Kong

An investor who holds ADSs and wishes to receive ordinary shares that trade on the Hong Kong Stock Exchange must surrender the ADSs the investor holds and withdraw ordinary shares from the ADS program and cause his or her broker or other financial institution to trade such ordinary shares on the Hong Kong Stock Exchange.

An investor that holds ADSs indirectly through a broker or other financial institution should follow the procedure of the broker or financial institution and instruct the broker to arrange for surrender of the ADSs, and transfer of the underlying ordinary shares from the depositary’s account with the custodian within the CCASS system to the investor’s Hong Kong stock account.

For investors holding ADSs directly, the following steps must be taken:

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To withdraw ordinary shares from the ADS program, an investor who holds ADSs may turn in such ADSs at the office of the depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the depositary.

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Upon payment or net of its fees and expenses and of any taxes or charges, such as stamp duties or stock transfer taxes or fees, if applicable, the depositary will instruct the custodian to deliver ordinary shares underlying the canceled ADSs to the CCASS account designated by an investor.

•	If an investor prefers to receive Shares outside CCASS, he or she must so indicate in the instruction delivered to the depositary.

For ordinary shares to be received in CCASS, under normal circumstances, the above steps generally require two business days, provided that the investor has provided timely and complete instructions. For ordinary shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The investor will be unable to trade the ordinary shares on the Hong Kong Stock Exchange until the procedures are completed.

Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancelations.

Depositary requirements

Before the depositary delivers ADSs or permits withdrawal of ordinary shares, the depositary may require:

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including completion and presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register issuances, transfers and cancelations of ADSs generally when the transfer books of the depositary or our Hong Kong share registrar are closed or at any time if the depositary or we determine it advisable to do so.

All costs attributable to the transfer of ordinary shares to effect a withdrawal from or deposit of ordinary shares into the ADS program will be borne by the investor requesting the transfer or deposit. In particular, holders of ordinary shares and ADSs should note that the Hong Kong Share Registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of ordinary shares and ADSs must pay up to US$5.00 per 100 ADSs (or portion thereof) for each issuance of ADSs and each cancelation of ADSs, as the case may be, in connection with the deposit of ordinary shares into, or withdrawal of ordinary shares from, the ADS facility.